Exhibit 10.10

XēDAR CORPORATION

March 20, 2007

Mr. Don W. Rakestraw

ATLANTIC SYSTEMS CORPORATION
1215 South Clark Street
Suite 1102
Arlington, VA 22202

Dear Don:

This will confirm the terms of your employment by Atlantic Systems Corporation ("Atlantic") effective on the Effective Date (as defined below): All terms of this agreement shall be considered valid for three years from date of execution.

Position:	Chief Executive Officer of Atlantic, a wholly owned subsidiary of XēDAR Corporation ("XēDAR”, with responsibilities as described in the attached position description.

Base Salary	The beginning annual Base Salary for this position will be at the 50th percentile for comparable companies and will be $230,000.

Incentive
You will receive incentive compensation in line with the 75% percentile for comparable companies. Your 2007 Incentive Compensation will be guaranteed at $62,000, prorated for your time of service in CYE 2007. For example, assuming we close on March 15th, your Incentive Compensation for 2007 would be computed based on 9 ½ months of the calendar year, and would be $49,083.33

Expenses:	Reasonable business T/E expenses, reimbursed monthly based on approved expense reports.

Restricted: Stock
You will be eligible for a restricted stock grant (RSU) in line with the 90th percentile for comparable companies for the CYE 2008. The targeted RSU grant will be $108,000. You must pay any applicable taxes when due on any RSU and XēDAR will comply with applicable withholding requirements.

Termination:
If you are terminated, except for cause (which is defined as your death or disability, a conviction of a crime of moral turpitude, a felony, or a conviction resulting from actions by you which harm Point One or its parents (but shall not include a conviction relating to a minor traffic or other petty offense)), you will receive $825,000 of compensation during the fist year of employment; $550,000 for all subsequent years thereafter. If you are terminated for cause, you will receive compensation through your date of termination only and no additional compensation.

.

President and Chief Executive Officer
Job Offer

Benefits	In accordance with Point One's current benefits policy.

Effective Date:	Upon the closing of a transaction whereby XēDAR acquires all if the outstanding securities of Atlantic Systems Corporation.

This letter does not constitute an employment contract, either expressed or implied. Any employment by Atlantic is on an "at will" basis and may be terminated by the Board of XēDAR at any time, with or without cause.

With you, I look forward to making XēDAR a world-class operation with a significant market capitalization.

Sincerely,

XēDAR CORPORATION

By:  /s/ Hugh H. Williamson                                                                          /s/ John P Moreno
Hugh H. Williamson                                                                                     John P Moreno, Chair
Chairman and CEO                                                                                     Compensation Committee
XēDAR CORPORATIONXēDAR CORPORATION

Accepted:

/s/ Don W. Rakestraw
Don W. Rakestraw